ACTION BY CONSENT OF
THE BOARD OF DIRECTORS OF
NATURADE, INC.

The undersigned, being all the members of the Board of Directors of Naturade, Inc., a Delaware corporation (the "Corporation"), hereby consent to the following actions and instruct the Secretary of the Corporation to enter this Consent in the minutes of the proceedings of the Board of Directors of the Corporation:

RESOLVED, that the Board of Directors authorizes the removal of Adam Michelin as Chief Executive Officer and Chief Financial Officer, and Gary Cannon as Secretary and General Counsel, effective immediately.

FURTHER RESOLVED, the Board of Directors appoints Rick Robinette as Chief Executive Officer, Milos Sarcev as Chief Financial Officer, and Ben Grocock as General Counsel.

This Consent may be signed by way of facsimile transmission and such facsimile copies shall be deemed original copies for all purposes if original copies are not delivered.

Execution of this Consent by the undersigned, being the sole members of the Board of Directors of the Corporation, pursuant to the laws of the state of Nevada, waives any requirement of a formal meeting to conduct the business referred to herein.

Dated this 29th day of August, 2008.

DIRECTORS:

[signature]
Rick Robinette

[signature]
Milos Sarcev